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November 2, 2015

Aspiration Funds
4640 Admiralty Way
Marina Del Rey, CA 90292

Ladies and Gentlemen:

We have acted as counsel for Aspiration Funds (the "Trust") and each of its separate investment series, including the Aspiration Redwood Fund (the "New Fund"), and are familiar with the Trust's registration statement with respect to the New Fund under the Investment Company Act of 1940, as amended, and with the registration statement relating to the New Fund's shares under the Securities Act of 1933, as amended (collectively, the "Registration Statement").  The Trust is organized as a statutory trust under the laws of the State of Delaware.

We have examined the Trust's Amended and Restated Agreement and Declaration of Trust ("Declaration of Trust") and By-Laws and other materials relating to the authorization and issuance of the shares of beneficial interest of the Trust, its Registration Statement on Form N-1A, Post-Effective Amendment No. 6 to the Registration Statement, and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the New Fund's shares, all in accordance with the Trust's Declaration of Trust, proposed to be sold pursuant to the Registration Statement, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the New Fund, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 6 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Trust's shares of beneficial interest, as indicated above, and to the reference to our firm, as counsel to the Trust, in the Statement of Additional Information forming a part of the Registration Statement and in any amended versions thereof, until such time as we revoke such consent.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP